Exhibit 5.1

July 25, 2025

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204

Ladies and Gentlemen:

In my capacity as Senior Vice President, Chief Legal and Compliance Officer of Portland General Electric Company, an Oregon corporation (the “Company”), I am delivering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to rule 424(b) of the Securities Act of 1933 as amended (the “Securities Act”), of a prospectus supplement, July 25, 2025, (The “Prospectus Supplement”) to the prospectus, dated July 25, 2025 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), including as a part of the automatic shelf registration statement on Form S-3 of the Company (File No. 333-288955) (the “Registration Statement”), relating to the offering (the “Offering”) by the Company of 2,452,692 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”) which may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), as described in the Prospectus Supplement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Third Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”), (ii) the Twelfth Amended and Restated Bylaws of the Company (the “Bylaws”), (iii) certain resolutions adopted to date by the Board of Directors of the Company relating to the registration of the Common Stock and related matters and (iv) the Registration Statement and the exhibits thereto.

I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In making my examination of executed documents or documents to be executed, I or attorneys under my supervision (with whom I have consulted) have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. In addition, I or attorneys under my supervision (with whom I have consulted) have assumed (i) that all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, and, there will be sufficient shares of Common Stock authorized under the Company’s Articles of Incorporation and not otherwise reserved for issuance, and (ii) the issuance and sale of such Common Stock has been duly established in conformity with the Articles of Incorporation of the Company so as not to violate any applicable law, the Articles of Incorporation or the Bylaws, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinion set forth herein is limited to the laws of the State of Oregon that are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of the law of any other jurisdiction on the opinion stated herein.

Based upon and subject to the foregoing and to the other limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be duly authorized, validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference under the heading “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Angelica Espinosa
Angelica Espinosa Senior Vice President, Chief Legal and Compliance Officer